Exhibit 99.1

NEWS RELEASE Lakes Entertainment, Inc. 130 Cheshire Lane, Suite 101 Minnetonka, MN 55305 952-449-9092 952-449-9353 (fax) www.lakesentertainment.com (NASDAQ: LACO)

INVESTOR RELATIONS CONTACT:
William Schmitt — Integrated Corporate Relations
203-682-8200, investorrelations@lakesentertainment.com
FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
April 30, 2008
LAKES ENTERTAINMENT, INC. PARTNERS WITH
MYOHIONOW.COM, LLC TO PURSUE DEVELOPMENT OF CASINO IN OHIO
MINNEAPOLIS — April 30, 2008 — Lakes Entertainment, Inc. (NASDAQ: LACO) announced today that it has partnered with Myohionow.com, LLC to pursue the development of a first class $600 million casino resort in Clinton County, Ohio. The proposed casino resort is contingent on the voters approving a referendum in the November 4, 2008 Ohio statewide election to amend the Ohio constitution to permit the casino resort to be located in Clinton County, Ohio. MyOhioNow.com, an Ohio company founded by Dr. Brad Pressman and Rick Lertzman, is in the process of collecting 402,225 signatures as required by state law to place the referendum on the November 4, 2008 ballot.
Initial plans call for the casino to feature approximately 220,000 square feet of gaming space, including up to 5,000 slot machines, 100 table games such as Blackjack, Craps, Baccarat, Pai Gow Poker and Three and Four Card Poker, and a 20 table poker room. The proposed casino is also expected to feature up to a 1,500-room suite-hotel, multiple restaurants, entertainment bars and retail shops. Plans also include a full service destination spa, entertainment complex and championship golf course.
Under the current development plan, construction of the planned casino would likely commence within 12 — 18 months after the referendum is approved, and the casino would open approximately 18 months after construction commences. The casino is expected to employ up to 5,000 people and could generate over $200 million in gaming tax revenues that would be divided directly among all 88 Ohio counties on a per capita basis.

“This is an outstanding opportunity for Ohio,” said Lyle Berman, CEO of Lakes. “We believe the project will directly benefit the people of Ohio by creating a large number of jobs in the state and also generate millions in tax revenue that will go directly to the counties, on a per capita basis, to be spent as each county wishes.”
“Rick and Brad have been instrumental in communicating the benefits of the casino and gathering the signatures for the referendum,” added Tim Cope, President and CFO of Lakes. “We plan on supporting their efforts through strategic advice and financial assistance that is necessary to get the referendum on the ballot, and then developing a truly first class casino resort of which all of Ohio can be proud. We have the gaming expertise and Myohio understands the people and issues of Ohio. That makes this a great partnership.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma and the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians. Lakes is also involved in other business activities, including possible development of a Company owned casino resort project in Vicksburg, Mississippi and the development of new table games for licensing to Tribal and non-Tribal casinos. The Company also owns approximately 61 percent of WPT Enterprises, Inc. (NASDAQ: WPTE), a separate publicly held media and entertainment company engaged in the creation of internationally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, including the World Poker Tour® television series, the operation of an online gaming website, the licensing and sale of branded products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, obtaining a sufficient number of signatures to place the Ohio casino resort project on the November 4, 2008 Ohio statewide election ballot or if the referendum is placed on that ballot, that the referendum will pass, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the company’s consolidated results of operations or the market value of the WPTE shares held by the company, including WPTE’s significant dependence on the GSN as a current source of revenue, and the risk that GSN will not exercise its options to air seasons of the WPT series beyond Season Six; difficulty of predicting the growth of WPTE’s online gaming business, which is a relatively new industry with an increasing number of market entrants; reliance on the efforts of CryptoLogic to develop and maintain the online gaming website in compliance with WPTE’s business model and applicable gaming laws; the potential that WPTE’s television programming will fail to maintain a sufficient audience; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the company’s filings with the Securities and Exchange Commission.

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